Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3732
WebMD Announces Proposed Offering of Convertible Notes
New York, NY (March 8, 2011) — WebMD Health Corp. (Nasdaq: WBMD) today announced that it intends to offer $300 million of Convertible Notes due 2016 in a private placement. WebMD also expects to grant the initial purchaser in the proposed offering an option to purchase up to an additional $50 million aggregate principal amount of notes. The notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.
The notes will be convertible into shares of WebMD’s common stock, based on a conversion rate to be determined. Interest on the notes will be payable semiannually in arrears on March 31 and September 30 of each year, beginning on September 30, 2011. The notes will mature on March 31, 2016 unless previously repurchased or converted in accordance with their terms prior to such date. The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of pricing of the offering.
WebMD intends to use up to $50 million of the net proceeds from the sale of the notes to repurchase shares of its common stock, and to use the remainder of the net proceeds for general corporate purposes, which may include acquisitions and additional repurchases of its common stock, and for working capital.
The notes and the common stock of WebMD issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications. More than 80 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, drugs.com and Medscape Education.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.

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